Exhibit 99.09

Pazoo, Inc. Makes Next Installment  Of $66,000 To MA & Associates, LLC A Company Formed To Set Up And Be A Medical Marijuana Testing Laboratory In The State Of Nevada

Whippany, N.J., May 23, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that the next installment under the Limited Liability Company Membership Interest Purchase Agreement of $66,000 was made to MA & Associates, LLC.  Pazoo is very pleased with the progress that has been made with the license application process and everything appears to be moving forward as planned.

To clarify, MA & Associates, LLC will not be growing or dispensing medical marijuana.  Its role is as a medical testing facility whose sole purpose is to conduct the mandatory testing for medical marijuana in the State of Nevada to ensure that all product grown for distribution meets the required quality and safety standards.  This function fits perfectly with the overall mission of Pazoo to not only provide the latest and most up to date health and wellness information, but to also ensure that health and wellness products, such as medical marijuana, meet exacting quality and safety regulations so as to ensure that products introduced into the marketplace are safe for everyone.

CEO of Pazoo, Inc., David Cunic stated, “MA & Associates is  ensuring that what is grown and distributed is of the highest standards and meets all mandated safety standards.  We are proud to be involved with a company that is looking to protect the public with such high quality control standards and procedures.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: May 23, 2014